Exhibit 5.1

November 8, 2000

Antex Biologics Inc.
300 Professional Drive
Gaithersburg, MD 20879
Gentlemen:

      This opinion is being furnished to you in connection with a Registration Statement on Form S-3 (the “Registration Statement”) being filed on or about the date hereof by Antex Biologics Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering for resale 10,073,379 shares of the Company’s common stock, par value $.01 per share (the “Shares”). The Shares were issued, or in the case of the Shares issuable upon the exercise of warrants or upon the conversion of convertible preferred stock will be issued, in transactions in which the Shares are not registered for sale under the Securities Act of 1933, as amended.

      For purposes of this opinion, we have examined copies of the Registration Statement and the exhibits thereto. We also have examined and relied upon:

      (i) the Company’s Certificate of Incorporation and all amendments thereto, certified by the Secretary of State of the State of Delaware;

      (ii) the Bylaws of the Company, certified by the Secretary of the Company;

      (iii) certain resolutions adopted by the Board of Directors of the Company, certified by the Secretary of the Company;

      (iv) Warrant Agreement, dated as of March 15, 2000, between the Company and American Stock Transfer & Trust Company, as warrant agent, with forms of Class A Warrant, Class B Warrant, Class C Warrant and Class D Warrant attached;

      (v) Certificate of the Designations, Voting Powers, Preferences and Relative Participating, Optional and Other Special Rights and Qualifications, Limitations or Restrictions of Convertible Series A Preferred Stock of the Company;

      (vi) Omnibus Agreement, dated as of September 13, 1999, among SmithKline Beecham Biologicals Manufacturing s.a., SmithKline Beecham plc, the Company, and MicroCarb Human Vaccines Inc.;

      (vii) Amended and Restated Warrant, dated as of September 1, 1999, issued by the Company to SmithKline Beecham Biologicals Manufacturing s.a.; and

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      (viii) Warrant, dated April 26, 2000, issued by the Company to First Security Van Kasper.

      In addition, we have examined such other documents and made such other investigations as we have deemed necessary to form a basis for the opinion hereinafter expressed.

      In examining the foregoing documents, we have assumed the authenticity of documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, the conformity to original documents of documents submitted to us as copies, and the accuracy of the representations and statements included therein.

      Based on the foregoing, we are of the opinion that the Shares have been duly authorized and (i) in the case of the Shares that are outstanding on the date hereof, such Shares are validly issued, fully paid and nonassessable and (ii) in the case of the Shares that are not outstanding on the date hereof, when issued in accordance with the terms of the instrument governing their issuance, will be validly issued, fully paid and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the Prospectus that forms a part of the Registration Statement.

Very truly yours,

/s/Covington & Burling
Covington & Burling

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